CUSTOMERS BANCORP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This **Customers Bancorp, Inc., Supplemental Executive Retirement Plan,** effective as of July 8, 2026 (the "**Effective Date**"), by Customers Bancorp, Inc., a Pennsylvania corporation (the "**Employer**" or the "**Company**") for the benefit of Lyle Cunningham (the "**Executive**"). The purpose of the Plan is to provide supplemental nonqualified pension benefits to the Executive and incentivize Executive to continue to make substantial contributions to the success of the Employer.

This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), Sections 201(2), 301(a)(3), and 401(a)(1). This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "**Code**") and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.

ARTICLE 1
DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:

1.1. "**Accrued Liability**" means the dollar value of the liability accrued and expensed by the Company under Generally Accepted Accounting Principles ("**GAAP**"), for the Company's obligation as to the Executive's benefit to be paid under this Plan.

1.2. "**Beneficiary**" means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of the Executive's death.

1.3. "**Beneficiary Designation Form**" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4. "**Board**" means the Board of Directors of the Employer.

1.5. "**Change in Control**" means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code.

1.6. "**Disability**" means the Executive becomes eligible to receive long-term disability benefits under the Employer's long-term disability plan.

1.7. "**Discount Rate**" shall mean the rate used by the Plan Administrator for determining the Accrued Liability. The Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.8. "**Hire Date**" means the date on which the Executive first commenced continuous employment with the Company.

1.9. "**Normal Retirement Age**" means age sixty-five (65).

1.10. **"Plan"** means this Customers Bancorp, Inc., Supplemental Executive Retirement Plan for the benefit of the Executive, as set forth herein and as may be amended from time to time.

1.11. **"Separation from Service"** means separation from service as that term is defined under Section 409A of the Code.

1.12. **"Vesting Commencement Date"** means the Executive's Hire Date.

ARTICLE II
ASSET FINANCING, OWNERSHIP AND RIGHTS

2.1 Insurance and Other Investments. For purposes of satisfying its obligations to provide benefits under this Plan, the Company may purchase insurance contracts or other investments.

2.2 Ownership of the Insurance Contracts or Other Investments. The Company is the sole owner of any such investments designated for purposes of the Plan and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of any death proceeds of the investments.

2.3 Right to Insurance Contracts or Other Investments. Notwithstanding any provision hereof to the contrary, the Company shall have the right to sell or surrender any such investment without terminating this Plan.

2.4 Rabbi Trust. Employer may establish a "rabbi trust" to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Neither the Executive nor the Beneficiary shall have any beneficial ownership interest in any assets held in the trust.

ARTICLE III
RETIREMENT AND OTHER BENEFITS

3.1 Normal Retirement Benefit. Upon the Executive's Separation from Service on or after reaching Normal Retirement Age for any reason other than death, the Executive will be entitled to an annual benefit equal to one hundred fifty thousand dollars ($150,000) (the **"Normal Retirement Benefit"**). The Normal Retirement Benefit shall commence on the first day of the second month following the date of the Executive's Separation from Service, payable in monthly installments of $12,500, and continue for the Executive's lifetime.

3.2 Early Termination Benefit. In the event the Executive should incur a Separation from Service prior to Normal Retirement Age for any reason other than death or Change in Control, the Executive will be entitled to the Accrued Liability, times the vesting percentage described in this Section 3.2. Using completed years of employment from the Vesting Commencement Date, the vesting percentage shall equal 20% after 6 years of employment, 40% after 7 years of employment, 60% after 8 years of employment, 80% after 9 years of employment, and 100% after 10 years of employment.

Payment of the Early Termination Benefit will commence on the first day of the second month following the Executive's Normal Retirement Age and will continue for the Executive's lifetime, payable in monthly installments. For purposes of calculating this benefit, interest shall be credited on the unpaid Accrued Liability and annuitized over the payout period using the Discount Rate in effect at Separation from Service.

3.3 Disability Benefit. In the event the Executive should incur a Separation from Service as a result of Disability prior to Normal Retirement Age, the Executive will be entitled to the Accrued Liability, times the vesting percentage described in this Section 3.3. Using completed years of employment from the Vesting Commencement Date, the vesting percentage shall equal 20% after 6 years of employment, 40% after 7 years of employment, 60% after 8 years of employment, 80% after 9 years of employment, and 100% after 10 years of employment.

Payment of the Disability Benefit will commence on the first day of the second month following the Executive's Normal Retirement Age and will continue for the Executive's lifetime, payable in monthly installments. For purposes of calculating this benefit, interest shall be credited on the unpaid Accrued Liability and annuitized over the payout period using the Discount Rate in effect at Separation from Service.

3.4 Change in Control Benefit. If the Executive is actively employed at the time of a Change in Control and incurs a Separation from Service, except for Cause (defined below), within twelve (12) months following the Change in Control, the Executive will fully vest in the Normal Retirement Benefit. The Employer may establish a "rabbi trust", if one has not already been established, for the purposes of this Plan, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The amount of the contribution to the "rabbi trust", if any, will be the amount sufficient to satisfy the benefit under paragraph 3.1. Payment of benefits under this Section 3.4 will commence on the first day of the second month following the later of the Executive's Normal Retirement Age or Separation from Service and will continue for the Executive's lifetime.

3.5 Death Benefit.

3.5.1 Upon the death of the Executive while this Plan is in effect and prior to Separation from Service, the death benefit payable to the Executive's Beneficiary shall be an amount equal to the present value of the monthly benefit payable under paragraph 3.1 as if the Executive had survived and continued to be employed by the Company to Normal Retirement Age. Such present value calculation shall be based on one hundred twenty (120) benefit payments and use the Discount Rate in effect at the time of death with no discounting between the date of death and Normal Retirement Age. The death benefit shall be payable in a single lump sum within sixty (60) days of the Employer receiving proof of death; but no later than December 31 of the year following the year of the Executive's death.

3.5.2 Upon the death of the Executive while this Plan is in effect and after Separation from Service, the death benefit payable shall be the present value of the remaining benefit payments assuming a total number of payments at commencement to be one hundred twenty (120) with each payment occurring as scheduled prior to death. Such present value calculation shall use the Discount Rate in effect at the time of death. The death benefit shall be payable in a single lump sum within sixty (60) days of the Employer receiving proof of death, but no later than December 31 of the year following the year of the Executive's death. If death occurs after a total one hundred twenty (120) payments have been made to the Executive, no death benefit shall be payable under this paragraph 3.5.2.

3.6 Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the following special rules shall apply if the stock of the Employer or other company in the Employer's controlled group is publicly traded at the time of the Executive's Separation from Service in order for this Plan to comply with Section 409A of the Code: (i) to the extent the Executive is a "specified employee" (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive's

Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive's Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

3.7 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with the ethics laws or conflicts of interest laws; (iii) in limited cashouts (but not in excess of the limit under Code §402(g)(l)(B)); (iv) to pay employment-related taxes; or (v) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A.

ARTICLE IV
BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan to Executive's Beneficiary upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2 Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive's death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive's estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE V
GENERAL LIMITATIONS

5.1 Limits on Payments. Notwithstanding anything contained in this Plan to the contrary, it is understood and agreed that the Company shall not be required to make any payment or take any action under this Plan if: (a) such payment or action is prohibited by any governmental agency having jurisdiction over the Company (hereinafter referred to as "**Regulatory Authority**") in light of the fact that the Company has been declared by Regulatory Authority to be troubled, or operating in an unsafe or unsound matter; or (b) such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Company, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

5.2 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Plan to the contrary, any benefit provided under this Plan, when added to all other amounts or benefits provided to or on behalf of Executive in connection with a change in control under Section 280G of the Code, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition, or shall be forfeited to the extent the benefit would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. §359.4. Upon written notice to Executive, together with calculations of Company's independent auditors, Executive shall remit to Company the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Company shall be required only to pay to Executive the amount determined to be deductible under Section 280G of the Code.

5.3 Termination for Cause. Notwithstanding anything to the contrary contained herein, in the event of the Executive's termination for Cause, or in the event that between the date of the Executive's Separation from Service without Cause and the date that benefits are scheduled to begin under Article III, the Board determines that the Executive could have been terminated for Cause, this Plan shall terminate and no benefits shall be payable under the Plan. For this purpose, "**Cause**" shall be defined as (i) conviction of a crime involving moral turpitude; (ii) willful misconduct or gross neglect of duties which, in either case, has resulted, or in all probability is likely to result, in material economic damage to the Company; provided that within 30 days after receiving notice of such misconduct or neglect, on which the Board is relying to terminate Executive for Cause, Executive is provided the opportunity defend himself before the Board; or (iii) a repeated failure by Executive to follow the written directives of the Board or any written Company policy or guidelines expressly approved by the Board which has resulted, or in all probability is likely to result, in material economic damage to the Company; provided, however, that if Executive initially refuses to obey the written directives of the Board, Executive is furnished a written statement by the Board that it believes in good faith that the acts or non-acts in respect of the direction that is given Executive are in the best interests of the Company, and Executive is provided the opportunity to discuss with the Board reasons for not complying with the Board's directives; provided further that Executive's refusal to follow any written directive of the Board that would cause Executive to commit any illegal act or engage in any illegal course of conduct shall not be grounds for terminating Executive's employment for Cause.

5.4 Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, the Board may determine in its sole discretion that the benefits payable under the Plan shall be subject to

any clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of the Executive. In the event that the Board makes such a determination, in addition to recouping any amounts previously paid to the Executive under the Plan, this Plan shall terminate and no benefits shall thereafter be payable under the Plan.

5.5 Noncompete. During Executive's employment with the Company (and/or with any subsidiary or other company under common control with the Company, hereinafter "**Affiliate**") and for a period of twelve (12) months after the cessation of Executive's employment for any reason, Executive shall not, directly or indirectly, within the Restricted Territory (defined below), enter into or engage directly or indirectly in competition with the Company or its Affiliates in any financial services business conducted by the Company or any such Affiliate at the time of such resignation or termination, either as an individual on her own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, nor shall Executive assist any other person or entity in engaging directly or indirectly in such competition. "**Restricted Territory**" shall mean any State in which the Company (a) has a branch, an office, or other location, or (b) otherwise engages in business.

5.6 Non-Solicitation. Executive agrees that during Executive's employment with the Company (and/or with any of its Affiliates) and for a period of twelve (12) months after the cessation of such employment, Executive shall not:

(a) (i) solicit or divert any business to any competitor of the Company or its Affiliates, (ii) accept any business from any individual or entity that is a customer or a prospective customer of the Company or its Affiliate, except on behalf of the Company or its Affiliates, (iii) accept any business from any individual or entity that was a customer or a prospective customer within two years prior to Executive's cessation of employment. (This non-solicitation restriction with respect to prospective customers shall only apply to those which were identifiable as such prior to the date of the Executive's cessation of employment); and/or

(b) (i) induce or encourage any officer and/or employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, (ii) hire any individual who was an employee of the Company or its Affiliates as of the date of the cessation of the Executive's employment, or (iii) induce or encourage any customer, vendor, participant, agent or other business relation of the Company or its Affiliates to cease or reduce doing business with the Company or its Affiliates or in any way interfere with the relationship between any such customer, vendor, participant, agent or other business relation and the Company or its Affiliates, as the case may be.

5.7 Non-Disclosure. Executive covenants and agrees that Executive will not at any time, either during Executive's employment with the Company or its Affiliates, and at all times after the cessation of such employment, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential and Proprietary Information (as defined herein), other than to (a) Executive's attorney or spouse in confidence, (b) while employed by the Company or its Affiliates, in the business and for the benefit of the Company or its Affiliates, or (c) when required to do so by a court of competent jurisdiction, any government agency having supervisory authority over the business of the Executive or the Company or its Affiliates, or any administrative body or legislative body, including a committee thereof, with jurisdiction. For purposes of this Agreement, "**Confidential and Proprietary Information**" shall mean non-public, confidential, and proprietary information provided to the Executive concerning, without limitation, the Company's and its Affiliates' financial condition and/or results of operations, statistical data, products, ideas and concepts, strategic business plans, lists of customers or customer information, information relating to marketing plans, management development reviews,

including information regarding the capabilities and experience of the Company's and its Affiliates' employees, compensation, recruiting and training, and human resource policies and procedures, policy and procedure manuals, together with all materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, and other non-public, proprietary and confidential information of the Company and its Affiliates; provided, however, that Confidential and Proprietary Information shall not include any information that is known generally to the public or within the industry other than as a result of unauthorized disclosure by the Executive. It is specifically understood and agreed by the Executive that any non-public information received by the Executive during Executive's employment by the Company and/or its Affiliates is deemed Confidential and Proprietary Information for purposes of this Agreement. In the event the Executive's employment is terminated or ends for any reason, the Executive shall immediately return to the Company and/or its Affiliates upon request all Confidential and Proprietary Information in Executive's possession or control.

ARTICLE VI
CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or Beneficiary (a "**claimant**") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing prior to the end of the initial ninety (90)-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision. The time period shall begin at the time a claim is filed, whether or not all information necessary for a determination accompanies the filing.

6.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1 The specific reasons for the denial,

6.1.3.2 A reference to the specific provisions of the Plan on which the denial is based,

6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4 An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

6.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1 Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1 The specific reasons for the denial,

6.2.5.2 A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

6.2.5.4 A statement of the claimant's right to bring a civil action under ERISA Section 502(a), and

ARTICLE VII
MISCELLANEOUS

7.1 Amendment and Termination. Subject to Section 7.11, this Plan may be amended or terminated solely by written agreement between the Employer and the Executive, subject to compliance with Section 409A of the Code.

7.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Employer, nor does it interfere with the Employer's right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive's right to terminate employment at any time.

7.3 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4 Taxes. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Plan. Although the Employer intends to administer this Plan to avoid the imposition of any taxes or penalties under Section 409A of the Code, in no event whatsoever shall the Employer or its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

7.5 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such state.

7.6 Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.7 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.8 Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board at 1015 Penn Avenue, Wyomissing, PA 19610.

7.10 Payment of Legal Fees. Except for litigation arising from the Executive's alleged violation of Sections 5.5, 5.6, or 5.7, in the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.11 Prior Agreements Superseded. As of the Effective Date, this Agreement shall supersede the any prior Supplemental Executive Retirement Plan agreement between the Company and the Executive. This Agreement is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

7.12 Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly.

ARTICLE VIII
ADMINISTRATION OF PLAN

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan. No benefit shall be payable hereunder to any person unless the Plan Administrator, in its sole discretion, determines such benefit is due.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time-to-time consult with counsel, who may be counsel to the Employer.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

This Supplemental Executive Retirement Plan is hereby effective as of the Effective Date.

CUSTOMERS BANCORP, INC.

By: ______________________

Name: Sam Sidhu

Title: President & CEO

Lyle Cunningham

____

Date: 7/8/26